Exhibit 23 (h)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in LG&E and KU Energy LLC’s Registration Statement on Form S-3 (No. 333-202290-02) of our report dated February 19, 2016, with respect to the consolidated financial statements and schedule of LG&E and KU Energy LLC, included in this Annual Report (Form 10‑K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Louisville, Kentucky
February 22, 2018